Exhibit 28(j) 2 under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and

Board of Trustees of

Federated Institutional Trust:

We consent to the use of our reports dated October 24, 2013, with respect to the financial statements of Federated Short-Intermediate Total Return Bond Fund (formerly, Federated Intermediate Government/Corporate Fund), a portfolio of Federated Institutional Trust, as of August 31, 2013, incorporated herein by reference and to the reference to our firm under the heading “Financial Highlights” in the prospectus.

Boston, Massachusetts

November 22, 2013